                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant                    [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             PALM HARBOR HOMES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials:

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, Schedule or Registration Statement no.:

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    (3) Filing Party:

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    (4) Date Filed:

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


                             PALM HARBOR HOMES, INC.
                         15303 DALLAS PARKWAY, SUITE 800
                               DALLAS, TEXAS 75248


                              --------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 30, 1998


                              --------------------


To the Shareholders of Palm Harbor Homes, Inc.:

         Notice is hereby given that the Annual Meeting of Shareholders of Palm Harbor Homes, Inc. (the "Company") will be held at 9:30 a.m. Dallas time on June 30, 1998, at The Hotel Inter-Continental, 15201 Dallas Parkway, Dallas, Texas, to consider and act upon the following matters:

1. To elect nine members of the Company's Board of Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors shall have been elected and qualified.

2. To approve an amendment of the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 50,000,000.

3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the year ending March 26, 1999.

4. Such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.

        Only shareholders of record of the Company at the close of business on May 15, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        Your vote is important. To ensure that your shares will be represented at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please complete, date, sign and mail the enclosed proxy promptly in the enclosed postage-paid envelope. Shareholders who attend the Annual Meeting in person may revoke their proxies and vote in person prior to the commencement of the meeting if they so desire.


                                             By Order of the Board of Directors


                                             Kelly Tacke
                                             Secretary

         , 1998

                             PALM HARBOR HOMES, INC.

                                  -------------

                                 PROXY STATEMENT

                                  -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 30, 1998

                                  -------------


         This Proxy Statement and the accompanying proxy are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Palm Harbor Homes, Inc., a Florida corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at The Hotel Inter-Continental, Dallas, Texas, at 9:30 a.m. Dallas time on June 30, 1998, and at any adjournment or postponement thereof. This Proxy Statement and the related form of proxy are first being sent to shareholders on or about June 5, 1998.

         The close of business on May 15, 1998 (the "Record Date") has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. As of the Record Date, the Company had _____________ outstanding shares of Common Stock, $.01 par value per share ("Common Stock"), the only outstanding voting security of the Company. Each shareholder of record on the Record Date is entitled to one vote for each share of Common Stock. As of the Record Date, the Company had _________ shareholders of record. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting; however, if a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at such meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice, other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Annual Meeting.

         All proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted FOR the proposals described in this Proxy Statement unless otherwise directed. A shareholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company at its principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person prior to commencement of the meeting. A notice of revocation need not be on any specific form.

         As of the date of this Proxy Statement, the Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxies in accordance with their judgment.

         Abstentions and broker non-votes (where a nominee holding Common Stock has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be included in the determination of the number of shares of Common Stock present at the Annual Meeting for quorum purposes. Abstentions and broker non-votes will not be deemed to be outstanding and, therefore, will not be counted in the tabulations of votes cast on proposals presented to shareholders.

         The Company's principal executive office is located at 15303 Dallas Parkway, Suite 800, Dallas, Texas 75248.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

         The number of directors to be elected at the Annual Meeting is nine. The election of directors requires the affirmative vote of a majority of outstanding Common Stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote. Although it is not contemplated that any nominee will decline or be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person, or for a lesser number of persons, if such a contingency should arise. The term of each person elected as a director will continue until the next annual meeting and until his successor is duly elected and qualified. Unless such authority is withheld, it is the intention of the persons named in the enclosed proxy to vote such proxy FOR the election of such nine nominees. All of the nominees except Thomas G. Cannon currently serve as directors of the Company. The following table sets forth the name, age and year of election to the Board of each person who is a nominee for director of the Company.


NAME                                                     AGE                         YEAR FIRST ELECTED DIRECTOR
----                                                     ---                         ---------------------------
Lee Posey                                                 63                                     1977
Larry H. Keener                                           48                                     1980
Willliam R. Thomas                                        69                                     1982
Walter D. Rosenberg, Jr.                                  71                                     1977
Frederick R. Meyer                                        70                                     1994
John H. Wilson                                            55                                     1994
A. Gary Shilling                                          60                                     1995
Scott W. Chaney                                           40                                     1996
Thomas G. Cannon                                          56                                      --

         Set forth below is a description of the backgrounds of the directors of the Company.

         LEE POSEY, founder of the Company, has served as Chairman of the Board since December 1977, as Chief Executive Officer from December 1977 through June 1997, and as President from December 1977 through December 1993. From 1967 through 1977, Mr. Posey served as President of Redman Industries, Inc., a manufactured housing company. Mr. Posey has 42 years of experience in the manufactured housing industry.

         LARRY H. KEENER, who joined the Company in 1979, has served as Chief Executive Officer since June 1997, as President since June 1994, as Chief Operating Officer from June 1994 to June 1997, as a director from 1980 to May 1994 and as Division President of Florida and other Southeastern operations from June 1989 through May 1994. He was appointed as a director of the Company on May 15, 1995. Mr. Keener has 26 years of experience in the manufactured housing industry.

         WILLIAM R. THOMAS has served as a director since 1982. Mr. Thomas joined Capital Southwest Corporation ("Capital Southwest"), a publicly-owned venture capital investment company, in 1962 and has served as its President since 1980 and Chairman of the Board since 1982. He has also served as President of Capital Southwest Venture Corporation ("CSVC") since 1980. Mr. Thomas currently serves on the Board of Directors of Alamo Group, Inc. and Encore Wire Corporation. Mr. Thomas serves as a director of the Company pursuant to an affirmative covenant under an agreement among the Company, Capital Southwest and CSVC.

         WALTER D. ROSENBERG, JR. has served as a director since 1977. Since June 1991, Mr. Rosenberg has managed his personal investments. From December 1957 to June 1991, he was Chairman of the Board and Chief Executive Officer of Duro Metal Manufacturing Company, Inc., a manufacturer of steel furniture and components, acquired in 1991 by Leggett & Platt.

         FREDERICK R. MEYER has served as a director since May 1994. Since July 1985, Mr. Meyer has served as Chairman of the Board of Aladdin Industries, Inc., a diversified company engaged in the manufacture of thermosware, insulated food delivery systems and related products. Since October 1995, he has served as President and Chief Executive Officer of Aladdin Industries. He previously served as its President from May 1987 to September 1994. From July 1983 through December 1986, he served as President of Tyler Corporation. He currently serves on the Board of Directors of Tyler Corporation, Arvin Industries, Inc. and Southwest Securities Group, Inc.

         JOHN H. WILSON has served as a director since May 1994. Mr. Wilson has served as President of U.S. Equity Corporation, a venture capital firm, since 1983. He currently serves on the Board of Directors of Capital Southwest, Whitehall Corporation, Norwood Promotional Products, Inc. and Encore Wire Corporation.

         A. GARY SHILLING has served as a director since September 1995. Since 1978, Dr. Shilling has served as President of A. Gary Shilling & Co., Inc., economic consultants to a number of financial institutions and industrial corporations as well as investment advisors, managing individual and institutional accounts. Before establishing his own firm, he was Senior Vice President and Chief Economist of White, Weld & Co., Inc. He currently serves on the Board of Directors of National Life of Vermont, the Heartland Group.

         SCOTT W. CHANEY has served as a director since August 1, 1996. Mr. Chaney became President of the Company's retail operations effective July 1, 1996 and an Executive Vice President of the Company on March 28, 1997. Prior to joining the Company, Mr. Chaney was President of Newco Homes, Inc. from March 1986 through June 30, 1996. The Company owned 41.6% of Newco Homes prior to its merger into the Company which was effective as of July 1, 1996.

         THOMAS G. CANNON became President of the Cannon Division of the Company effective March 27, 1998. Prior to joining the Company, Mr. Cannon served as President and Chief Executive Officer of the Cannon Manufactured Housing Group, Inc. since 1972.

BOARD OF DIRECTOR COMMITTEES

         The Company has two standing committees: an Audit Committee and a Compensation Committee. The Audit Committee recommends to the Board of Directors the appointment of independent auditors, reviews the plan and scope of audits, reviews the Company's significant accounting policies and internal controls and performs such other related duties and functions as are deemed appropriate by the Audit Committee or the Board of Directors. Messrs. Thomas and Wilson serve on the Audit Committee. The Compensation Committee reviews and approves salaries and bonuses for the officers of the Company and management bonus plans and compensation arrangements. Messrs. Thomas and Meyer serve on the Compensation Committee. The Company does not have a Nominating Committee.

MEETINGS OF THE BOARD AND COMMITTEES

         During the fiscal year ended March 27, 1998 ("Fiscal 1998"), there were three meetings of the Board of Directors, one meeting of the Audit Committee and one meeting of the Compensation Committee. Each Director attended 100% of all meetings of the Board of Directors and 100% of the Committees on which such Director served during such period.

DIRECTOR COMPENSATION

         During the Fiscal 1998, the Company paid each director who is not an employee of the Company (an "Independent Director") $6,000 for services as a director plus $1,000 for each meeting (other than telephonic meetings) of the Board of Directors attended by each Independent Director. The total annual compensation paid to any person for his services as an Independent Director in Fiscal 1998 did not exceed $10,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee are William R. Thomas and Frederick R. Meyer. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

                               EXECUTIVE OFFICERS

         The executive officers of the Company serve at the discretion of the Board of Directors and are chosen annually by the Board of Directors. Set forth below are the names, ages and positions of the executive officers of the Company.


NAME                                    AGE      POSITION
----                                    ---      --------
Lee Posey                               63       Chairman of the Board and Director
Larry H. Keener                         48       President, Chief Executive Officer and Director
Scott Chaney                            40       Executive Vice President and Director
Kelly Tacke                             40       Chief Financial Officer, Vice President-Finance and
                                                 Secretary

         Information concerning the business experience of Messrs. Posey, Keener and Chaney is provided in "Proposal One: Election of Directors." Set forth below is a description of the background of Ms. Tacke. There is no family relationship between any directors or executive officers of the Company.

         KELLY TACKE has served as Vice President-Finance and Chief Financial Officer since October 1993, and as Secretary of the Company since March 1997. From August 1979 through September 1993, Ms. Tacke was employed by Price Waterhouse LLP where she most recently served as a Senior Audit Manager.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth all compensation paid or accrued during the Company's fiscal years ended March 27, 1998, March 28, 1997 and March 29, 1996, respectively, to the Chairman and the three other executive officers of the Company in all capacities in which they served.


                                      SUMMARY COMPENSATION TABLE

NAME AND                                            ANNUAL COMPENSATION(1)
PRINCIPAL POSITION                     FISCAL      ------------------------     ALL OTHER
                                        YEAR        SALARY          BONUS      COMPENSATION
                                        ----       --------      ----------    ------------
Lee Posey........................       1998       $225,000      $1,015,821     $12,035(2)
Chairman of the Board                   1997        150,000         463,465       5,689(2)
                                        1996        250,000         512,036       5,344(2)

Larry H. Keener..................       1998        200,000         958,907      11,000(3)
President and Chief                     1997        200,000         623,591      14,249(3)
Executive                               1996        150,000         363,493      10,069(3)
Officer

Scott Chaney.....................       1998        175,000         856,167       6,333(4)
Executive Vice President                1997        120,833(4)      537,573       3,167(4)

Kelly Tacke......................       1998        100,000         260,274       5,499(5)
Chief Financial Officer, Vice           1997        100,000         180,473       5,015(5)
President-Finance and                   1996        100,000         100,000       3,168(5)
Secretary


(1) The named executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate incremental costs of these benefits to the Company for each officer did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each such officer.
(2) Includes $8,625, $2,590 and $3,175 contributed in fiscal year 1998, 1997 and 1996, respectively, by the Company pursuant to the Employee Savings Plan and $3,410, $3,099 and $2,169 paid in fiscal year 1998, 1997 and 1996, respectively, by the Company as a car allowance.
(3) Includes $5,000, $8,249 and $4,069 contributed in fiscal year 1998, 1997 and 1996, respectively, by the Company pursuant to the Employee Savings Plan and $6,000 paid in fiscal year 1998, 1997 and 1996 by the Company as a car allowance.
(4) Mr. Chaney became Executive Vice President effective July 1, 1996. In that position, his annualized salary was $175,000. All other compensation represents contributions by the Company pursuant to the Employee Savings Plan.
(5)   Represents contributions by the Company pursuant to the Employee Savings
      Plan.

COMPENSATION ARRANGEMENTS

         Effective April 1, 1995, the Company entered into a compensation agreement with Mr. Posey. The agreement was amended effective October 1, 1995 to provide that Mr. Posey's annual base salary be $150,000 (subject to increase by the Company's Compensation Committee) for the next two fiscal years following the date of the agreement. In July, 1997, the Compensation Committee increased Mr. Posey's base salary to $250,000. Effective April 1, 1996, Mr. Posey agreed that for a period of eight years from the date he ceases to be an employee of the Company, he will serve as a consultant to the Company for a specified number of days per year at an annual fee of $200,000. If the compensation agreement is terminated for any reason, Mr. Posey or his beneficiary shall be entitled to receive the lesser of (i) $1,500,000 or (ii) $16,667 multiplied by the remainder of 132 minus the number of months Mr. Posey provided services as an employee or as a consultant under the agreement. Any amounts payable upon termination shall be paid in cash at Mr. Posey's or his estate's, as applicable, option, (i) in equal monthly installments over a number of months selected by the recipient of the payments, or (ii) in one lump sum payment within 30 days of termination.

         The Company's Corporate Bonus Plan (the "Plan"), which was amended as of July 1, 1996 and extends through Fiscal 1998, defines the basis for determining a potential bonus pool in each fiscal quarter equal to 20% of the excess of Actual Earnings (as defined in the Plan) over Base Earnings (as defined in the Plan). The Plan defines Actual Earnings in each fiscal period to be the Company's consolidated earnings before deducting bonuses determined pursuant to the Plan and before state and federal income taxes. Bonuses under the Plan are paid promptly following each quarter.

         Mr. Posey was entitled to receive as much as 21% of the bonus pool under the Plan, but elected to receive approximately 14.8% for Fiscal 1998. In Fiscal 1998, Mr. Keener received 14% of the bonus pool under the Plan, Mr. Chaney received 12.5% of the bonus pool and Ms. Tacke received 3.8% of the bonus pool. There are no dollar limits on bonus amounts awarded.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers.

INDEMNIFICATION AGREEMENTS

         The Company has entered into indemnification agreements with certain of its officers and each of its directors, requiring the Company to indemnify such persons against judgments, claims, damages, losses and expenses incurred as a result of the fact that such officer or director, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, to the maximum extent permitted by Florida law. The indemnification agreements provide for the advancement of expenses to such officers and directors in connection with any such suit or proceeding.

                      REPORT OF THE COMPENSATION COMMITTEE
                        ON EXECUTIVE OFFICER COMPENSATION

         Decisions on compensation of the Company's executive officers are made by the two member Compensation Committee of the Board of Directors. Each member of the Compensation Committee is an outside director. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. The Compensation Committee, in consultation with the Company's Chairman of the Board, is responsible for establishing the policies that govern compensation of the executive officers and key employees at the corporate level of the Company.

         The goals of the Company's compensation program are to attract, retain and motivate competent executive officers and key employees who have the experience and ability to contribute materially to the long-term success of the Company. The Company's compensation philosophy for its executive officers and key employees is predicated on base salaries which are in most instances below salaries for comparable industry positions and potential bonuses which, depending on the Company's earnings performance in relation to pre-established base levels, may be relatively high or relatively low in comparison with bonus payments by companies of comparable size and type. The significant influence of earnings growth on compensation levels effectively aligns the interests of the executive officers and key employees with the interests of the Company's shareholders.

         Base salaries are determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration level of responsibility, individual contributions to the Company's performance, length of tenure with the Company, compensation levels of comparable positions and internal equities among positions. In most instances, base salaries are set at subjectively-determined levels below base salaries paid to executives in similar positions in companies of comparable size in the same industry or similar industries. Despite the Committee's authorization of a base salary of $200,000 for the fiscal year ended March 28, 1997 ("Fiscal 1997"), Lee Posey, the Company's Chairman of the Board, chose to receive a lesser salary of $150,000. Effective July 1, 1997, Lee Posey's base salary was increased to $250,000 per year. The base salary of the Company's President and Chief Executive Officer, Larry H. Keener, was $200,000 in Fiscal 1998, representing no change from the preceding fiscal year.

         Bonuses were determined largely on the basis of a bonus plan which provides for a corporate level bonus pool to be distributed on a predetermined basis among those executives and key employees specified by the Committee. The amount of the bonus pool in each year is based on the extent to which the Company's annual earnings exceed a base level equivalent to a 20% pre-tax return on the Company's shareholders' equity at the beginning of the period. Individual participation in the bonus pool is based on a percentage amount specified for each participant. For Fiscal 1998 and Fiscal 1997, Lee Posey was entitled to receive as much as 21% of the bonus pool, but elected to receive a lesser amount equivalent to approximately 14.8% of the bonus pool in Fiscal 1998 and 10.4% in Fiscal 1997.

         The combined effect of low base salaries and a profit-sharing plan which generates bonuses only after earnings exceed an annual hurdle level, results in relatively low executive compensation if the Company's performance is unfavorable and a significantly higher level if performance is favorable, thereby increasing the importance of performance-based bonuses as a material determinant of total compensation.

         During Fiscal 1998, the Company's net income and earnings per share increased by 28.8% and 26.1%, respectively, over the previous year. During the same period, the combined base salary and bonus of the Chairman of the Board, Lee Posey, increased by 102% and the combined base salary and bonus of the President and Chief Executive Officer, Larry H. Keener, increased by 41%. The base salaries paid to Mr. Posey and Mr. Keener represented 18% and 17%, respectively, of each officer's combined base salary and bonus.

         The Company's executives and key employees, especially Mr. Posey, own a significant amount of the Company's stock. The Company has not adopted an incentive stock option plan and does not at this time intend to adopt any type of stock option plan. Instead, the management of the Company believes that a bonus plan similar to the present plan is a more equitable and effective compensation device.

                                             Compensation Committee

                                             William R. Thomas, Chairman
                                             Frederick R. Meyer

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total returns for the Company, the Standard & Poor's MidCap 400 Composite Stock Index and the Company's peer group (the "PHH Peer Group"), assuming the investment of $100 on July 31, 1995 (the date the Common Stock began trading) and the reinvestment of dividends. The companies in the PHH Peer Group are as follows: Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc., Oakwood Homes Corporation, Schult Homes Corporation and Skyline Corporation.




                                    [GRAPH]

                              7/95       3/96       3/97         3/98
Palm Harbor Homes             $100       $215       $229         $488
S&P MidCap 400                $100       $112       $124         $185
Peer Group                    $100       $139       $118         $204



                              CERTAIN TRANSACTIONS

         Effective March 27, 1998, the Company purchased all of the outstanding stock of Cannon Manufactured Housing Group, Inc. ("CMH"), Cannon Mobile Homes, Inc. ("CMHI"), Pleasant Valley Mobile Homes, Inc. ("PVM"), Countryside Mobile Homes, Inc. ("CMH II"), Cumberland Homes, Inc. ("CHI"), All Star Mobile Homes, Inc. ("ASMH"), and First Home Mortgage Corporation ("FHM," and together with CMH, CMHI, PVM, CMH II, CHI and ASMH, the "Cannon Companies"). The Cannon Companies were Georgia-based retailers of manufactured homes with 18 locations. The stock in the Cannon Companies was purchased pursuant to a Stock Purchase Agreement dated February 9, 1998 and amended March 7, 1998, by and among the Cannon Companies and Thomas G. Cannon ("T. Cannon"), Dale F. Cannon ("D. Cannon"), Jack H. Coffey ("Coffey"), John G. Blake ("Blake"), Todd R.

Cannon ("T. R. Cannon") and the Estate of Grover R. Cannon (the "Estate," and together with T. Cannon, D. Cannon, Coffey, Blake and T.R. Cannon shall be referred to herein collectively as the "Selling Shareholders").

         As consideration for the outstanding shares of the Cannon Companies, the Selling Shareholders received an aggregate of $26,757,215 and 157,975 shares of the Company's Common Stock. Of that amount, T. Cannon, a nominee for Director of the Company received $21,270,837 and 126,380 shares of the Company's Common Stock. The Company has undertaken to file a registration statement registering the shares received by T. Cannon and Alice Cannon.

         Effective March 27, 1998, all of the Cannon Companies except First Home Mortgage Corporation were merged with and into the Company.

         The sources of funds for the cash portion of the acquisition are internal funds and the Company's line of credit with Chase Bank of Texas.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 15, 1998 by (i) each person who is the beneficial owner of more than 5% of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned.

NAME AND ADDRESS OF                   NUMBER OF SHARES                PERCENT
BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)             OF CLASS
-------------------                --------------------              ---------
Lee Posey                             3,756,856                       19.73%
  15303 Dallas Parkway
  Suite 800
  Dallas, Texas 75248

Capital Southwest Corporation and     6,284,096                       32.99
  Capital Southwest Venture
  Corporation(2)
  12900 Preston Road
  Suite 700
  Dallas, Texas 75230

Larry H. Keener(3)                      353,489                        1.86

Kelly Tacke                              39,904                           *

W.D. Rosenberg, Jr.                     170,899                           *

William R. Thomas(2)(4)                 239,848                        1.26

Frederick R. Meyer(5)                    87,218                           *

John H. Wilson(2)                         1,000                           *

A. Gary Shilling(6)                      42,368                           *

Scott W. Chaney                         669,893                        3.52

Thomas G. Cannon                        140,053                           *

All directors and executive officers  5,501,528                      28.89%
as a group (10
persons)(2)(3)(4)(5)(6)

-------------------------

* Represents less than 1%

(1) The information contained in this table with respect to Common Stock ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act.
(2) Mr. Thomas is President and Chairman of the Board of Capital Southwest and CSVC, both of which are principal shareholders of the Company. Mr. Wilson is a member of the Board of Directors of Capital Southwest and CSVC. Mr. Thomas and Mr. Wilson may be deemed to share voting and investment power with respect to the shares of Common Stock beneficially owned by Capital Southwest and CSVC. Mr. Thomas and Mr. Wilson each have disclaimed beneficial ownership of such shares.
(3) Includes an aggregate of 97,657 shares owned by Mr. Keener's spouse and three daughters, over which he exercises voting and investment power.
(4) Mr. Thomas has sole voting and investment power with respect to 90,625 shares personally held by Mr. Thomas. Mr. Thomas also has sole voting and investment power with respect to 64,540 shares held by a family partnership. Mr. Thomas is a trustee of certain trusts pursuant to employee stock ownership plans for employees of Capital Southwest and its wholly-owned subsidiaries owning 84,683 shares, with the power as one of three trustees to participate in the voting of such shares. Under the rules and regulations of the Securities and Exchange Commission, Mr. Thomas is deemed to be the beneficial owner of such 84,683 shares which are included in the shares owned by Mr. Thomas.
(5) Includes 39,063 shares owned by a family partnership over which Mr. Meyer exercises voting and investment power.
(6) Dr. Shilling is one of five members of an investment committee to participate in the voting and investment decision relating to 26,525 shares owned by clients of A. Gary Shilling & Co., Inc. Under the rules and regulation of the Securities and Exchange Commission, Dr. Shilling is deemed to be the beneficial owner of such 26,525 shares which are included in the shares owned by Dr. Shilling.

-------------------

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires that Company directors, executive officers and persons who own more than 10% of the Common Stock of the Company file initial reports of ownership and reports of changes in ownership of Common Stock with the Securities and Exchange Commission (the "SEC"). Officers, directors and shareholders who own more than 10% of the Common Stock are required by the SEC to furnish the Company with copies of all Section 16(a) reports they file.

         To the Company's knowledge, based solely upon the review of the copies of such reports furnished to the Company during Fiscal 1998, the Company's officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

    PROPOSAL TWO: AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PALM HARBOR TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                                OF COMMON STOCK


         Subject to approval by stockholders, the Board of Directors has unanimously approved a proposed amendment to the Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 20,000,000 to 50,000,000 shares.

         As of April 15, 1998, there were 19,045,668 shares of Common Stock issued and outstanding, accordingly, only a total of approximately 954,338 authorized but unissued shares are now available for future issuance.

         The Board of Directors believes the Company's ability to meet business requirements and to take advantage of financial opportunities would be enhanced substantially if the proposed increase in authorized shares is approved. The Board believes that the adoption of the proposed amendment will enable the Company to respond promptly and appropriately to business opportunities, such as to finance acquisitions of other companies or businesses or other transactions with Common Stock and to meet any proper corporate purpose, including, without limitation, opportunities to raise additional funds through equity based financings, or stock splits or dividends.

         If the proposed amendment is approved, the Board of Directors could authorize the issuance of additional shares (up to the new maximum number of authorized shares) for any proper purpose, at such time and for such consideration as the Board may determine to be appropriate, without further shareholder approval, unless otherwise required by applicable law or by the rules of the Nasdaq National Market or any other stock exchange on which the Company's securities are listed. The Board of Directors believes that if authorization of any increase in the Common Stock were postponed until a specific need arose, the delay and expense incident to obtaining the approval of shareholders at that time might deprive the Company of the flexibility the Board views as important in facilitating the effectiveness of the Company's shares, eliminate the opportunity to effect corporate actions or reduce the anticipated benefits and impair the Company's ability to meet its financing or other objectives.

         The additional shares of Common Stock for which authorization is sought would become part of the existing class of Common Stock and, when issued, would be identical to the shares of Common Stock now authorized and issued. The authorization of additional shares of Common Stock would not have any effect on the rights of existing security holders. No shareholder of the Company has, or as a result of the proposed amendment would have, any pre-emptive right to subscribe for, purchase or otherwise acquire any stock of the Company. Accordingly, if the proposed amendment is approved, a substantial amount of Common Stock would be available for issuance to any entity which might wish to make an investment in the Company on terms deemed by the Board of Directors to be in the best interests of the Company and its shareholders. There are no current active discussions concerning such an investment. However, issuance of additional shares of Common Stock, other than on a pro rata basis to all current shareholders, would dilute the voting rights of present holders. It is possible that issuance of such Common Stock could have a dilutive effect on the shareholders' equity and earnings per share attributable to such present holders.

         While not the intent of the Board of Directors, approval of the proposed amendment could have the effect of discouraging a takeover attempt in that the Board of Directors could consider issuing the additional shares of Common Stock to impede any unsolicited bid for control of the Company which the Board of Directors believed was not in the best interests of the Company and its shareholders. Availability as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the proposed amendment. No takeover bid has been proposed to or discussed with the Company and, to the Company's best knowledge, no such bid is under consideration.

         The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock is required for approval of this amendment. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote. The members of the Board of Directors, the Company's executive officers, Capital Southwest and CSVC, who have voting control over an aggregate of _______ shares of Common Stock (_____% of the Company's outstanding stock on the Record Date) have advised the Company that they intend to vote their shares in favor of Proposal Two.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO 50,000,000.

              PROPOSAL THREE: RATIFICATION OF INDEPENDENT AUDITORS

         Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed the firm of Ernst & Young LLP as the Company's independent auditors for the year ending March 26, 1999. The affirmative vote of the majority of the Common Stock present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

         Ernst & Young LLP served as the Company's independent auditors for Fiscal 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will be afforded the opportunity to make a statement and to respond to appropriate questions of shareholders.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDING MARCH 26, 1999.


                            PROPOSALS OF SHAREHOLDERS

         A proper proposal submitted by a shareholder for presentation at the Company's 1999 Annual Meeting and received at the Company's executive offices located at 15303 Dallas Parkway, Suite 800, Dallas, Texas 75248, no later than , 1999, will be included in the Company's Proxy Statement and form of proxy relating to the 1999 Annual Meeting.

                                    EXPENSES

         The entire cost of soliciting proxies will be borne by the Company. Solicitation may be made by mail, telephone, facsimile and personal contact by officers and other employees of the Company, who will not receive additional compensation for such services. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward soliciting material to the beneficial owners of the Company's Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

                                     GENERAL

         The Company's Annual Report for Fiscal 1998 is being mailed to shareholders together with this Proxy Statement. The Annual Report is not to be considered part of the soliciting materials.

         The information set forth in this Proxy Statement under the caption "Executive Compensation -- Report of the Compensation Committee on Executive Officer Compensation" and "-- Performance Graph" shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly so incorporates such information by reference, and (ii) "soliciting material" or to be "filed" with the SEC.

--------------------------------------------------------------------------------

                            PALM HARBOR HOMES, INC.

     The undersigned shareholder of Palm Harbor Homes, Inc. does hereby nominate, constitute and appoint Kelly Tacke and Colleen Rogers, or either one of them, as Proxies, each with full power to appoint her substitute, to represent and vote all of the shares of Common Stock of Palm Harbor Homes, Inc. held of record by the undersigned at the Annual Meeting of shareholders to be held at 9:30 a.m. Dallas time on June 30, 1998 at The Hotel Inter-Continental, 15201 Dallas Parkway, Dallas, Texas, 75248, and at any adjournments thereof, as follows:

1. ELECTION OF DIRECTORS

  1. ELECTION OF DIRECTORS
     FOR all nominees listed below            WITHHOLD AUTHORITY to vote for all
     (except as marked below to the           nominees listed below
     contrary)

               [ ]                                          [ ]

     Lee Posey, Larry H. Keener, William R. Thomas, Walter D. Rosenberg, Jr., Frederick R. Meyer, John H. Wilson, A. Gary Shilling, Scott W. Chaney, Thomas G. Cannon (To withhold authority to vote for any individual nominee, strike a line through that nominee's name above.)

  2. AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED        FOR     AGAINST    ABSTAIN
     ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF    [ ]       [ ]        [ ]
     AUTHORIZED SHARES OF COMMON STOCK TO 50,000,000.

  3. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG       FOR     AGAINST    ABSTAIN
     LLP AS THE INDEPENDENT AUDITORS FOR THE FISCAL         [ ]       [ ]        [ ]
     YEAR ENDING MARCH 26, 1999.

  4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED
IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) AND (2) ABOVE, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSALS. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

                                 Dated:            , 1998
                                       ------------

                                 -----------------------------------------------

                                 -----------------------------------------------
                                 (Signature of Shareholder(s))

                                 (Joint owners must each sign. Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your full title.)

                                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.







--------------------------------------------------------------------------------